Exhibit 99.1

FOR INFORMATION CONTACT:

Elisha Finney (650) 424-6803

elisha.finney@varian.com

Spencer Sias (650) 424-5782

spencer.sias@varian.com

For Immediate Release:

Varian Medical Systems Reports Results for Fourth Quarter of Fiscal Year 2016

•	Revenues totaled $912 million for quarter; $3.2 billion for fiscal year 2016
•	Q4 net earnings per diluted share: $1.24, GAAP; $1.38 Non-GAAP
•	FY16 net earnings per diluted share: $4.19, GAAP; $4.68 Non-GAAP

PALO ALTO, Calif., October 26, 2016 – Varian Medical Systems (NYSE:VAR) today is reporting GAAP net earnings of $1.24 per diluted share and non-GAAP net earnings of $1.38 per diluted share for the fourth quarter of fiscal year 2016. For the full fiscal year 2016, GAAP net earnings were $4.19 per diluted share, and non-GAAP net earnings were $4.68 per diluted share. Varian’s revenues totaled $912 million for the fourth quarter of fiscal year 2016, up 12 percent in dollars from the year-ago quarter and up 11 percent in constant currency. Varian’s revenues for the full fiscal year were $3.2 billion, up 4 percent in dollars versus fiscal year 2015 and up 5 percent in constant currency. The company ended the fourth quarter with a $3.5 billion backlog, down 1 percent from the end of fiscal year 2015 with a gain in Oncology business offset by declines in the Particle Therapy and Imaging Components backlogs.

“The company finished the year on a strong note with solid growth in revenues and margins for both of its major businesses,” said Dow R. Wilson, CEO of Varian Medical Systems. “For the fourth quarter, total company gross margin increased by nearly four percentage points over the year-ago quarter. Weak oncology orders in EMEA, where we had tough year-ago comparisons, offset gross order growth in the Americas and in Asia.”

The company finished the fiscal year with $844 million in cash and cash equivalents and
$667 million of debt. Cash flow from operations was $152 million for the fourth quarter and $356 million for the fiscal year. During the quarter, the company spent $87 million to repurchase about 1 million shares of common stock.

Oncology Systems

Oncology Systems’ fourth quarter revenues totaled $678 million, up 7 percent in dollars from the same quarter of fiscal year 2015 and up 6 percent in constant currency. Annual revenues were $2.5 billion, up 5 percent in dollars from the prior fiscal year and up 6 percent in constant currency.

-more-

Varian Medical Systems Reports Results for Fourth Quarter of Fiscal Year 2016	Page 2

Fourth-quarter gross orders were $897 million, down 2 percent in dollars from the year-ago quarter and down 4 percent in constant currency. For the full fiscal year 2016, Oncology gross orders were $2.7 billion, up 1 percent in dollars and up 2 percent in constant currency. Oncology gross orders in the Americas rose 4 percent in dollars and increased 3 percent in constant currency for the fourth quarter. For fiscal year 2016, Americas gross orders rose 4 percent both in dollars and constant currency. Gross orders in Asia rose 8 percent in dollars and fell 1 percent in constant currency in the fourth quarter. For the fiscal year 2016, gross orders in Asia rose 5 percent in dollars and 3 percent in constant currency. Gross orders in EMEA fell 17 percent in both dollars and constant currency for the quarter. For the fiscal year, Oncology gross orders in EMEA fell 6 percent in dollars and 4 percent in constant currency.

“Oncology Systems generated healthy revenue growth, and strong gains in both its gross and operating margins with a favorable product mix and a sharp focus on product cost initiatives during the quarter,” said Wilson. “We saw respectable gross orders growth in the Americas and in emerging markets during the quarter while facing challenging conditions in Western Europe where we had record-setting growth in the year ago period. Gross orders in North America were down 2 percent in the quarter but up 5 percent for the full fiscal year.”

Imaging Components

Imaging Components revenues were $166 million for the fourth quarter, up 7 percent from the year-ago period, and $598 million for the fiscal year, down 2 percent from fiscal year 2015. Gross orders totaled $168 million for the fourth quarter, up 2 percent from the year-ago period, and totaled $571 million for the fiscal year, down 6 percent from fiscal year 2015.

“Our Imaging Components business continued to strengthen in the second half of the fiscal year with ongoing revenue growth driven in part by recent acquisitions and with solid improvements in its gross and operating margins,” said Wilson. “This business has successfully weathered some severe challenges in the first half of the year and finished a fiscal year highlighted by two consecutive quarters of strong revenue growth and favorable product mix as well as several key new product introductions.”

Varian intends to establish the Imaging Components business as a new, independent publicly-traded company, Varex Imaging Corporation, through a tax-free spin.

Other

The company’s Other category, including the Varian Particle Therapy business and the Ginzton Technology Center, recorded fourth quarter revenues of $68 million, up $38 million from the prior year period. Revenues for fiscal year 2016 were $163 million, up 13 percent from fiscal year 2015. During the quarter, the Particle Therapy business booked its first order for its Compact single room system. However, proton system gross orders were down from the prior year quarter and prior fiscal year when the company booked an unusually high number of orders. “While gross orders remain lumpy and timing is difficult to forecast, the sales funnel remains strong,” said Wilson.

-more-

Varian Medical Systems Reports Results for Fourth Quarter of Fiscal Year 2016	Page 3

Outlook

“We believe that for the first quarter of fiscal year 2017, non-GAAP earnings for the total company, including the Imaging Components business and ramp-up costs for its separation, will be in the range of $1.03 to $1.07 per diluted share and revenues will increase by about 1 to 2 percent,” said Wilson. “As we announced earlier, we will not give earnings guidance for the full fiscal year until after we have completed the separation of the Imaging Components business. For the full fiscal year 2017, we expect that Varian revenues, excluding the Imaging Components business, will rise by 3 to 4 percent. We expect that Imaging Components revenues for the full fiscal year 2017 will also rise by 3 to 4 percent.”

Please refer to the attached “Discussion of Non-GAAP Financial Measures” for a description of items excluded from expected non-GAAP earnings.

Investor Conference Call

Varian Medical Systems is scheduled to conduct its fourth quarter fiscal year 2016 conference call at 2 p.m. PT today. To hear a live webcast or replay of the call, visit the investor relations page on the company’s web site at www.varian.com/investor where it will be archived for a year. To access the call via telephone, dial 1-877-869-3847 from inside the U.S. or 1-201-689-8261 from outside the U.S. The replay can be accessed by dialing 1-877-660-6853 from inside the U.S. or 1-201-612-7415 from outside the U.S. and entering confirmation code 13647671. The telephone replay will be available through 5 p.m. PT, Friday, October 28, 2016.

# # #

About Varian Medical Systems
Varian Medical Systems, Inc., of Palo Alto, California, focuses energy on saving lives by equipping the world with advanced technology for fighting cancer and for X-ray imaging.  The company is the world's leading manufacturer of medical devices and software for treating cancer and other medical conditions with radiotherapy, radiosurgery, proton therapy and brachytherapy. The company also supplies informatics software for cancer treatment centers. Varian is a premier supplier of X-ray imaging components, including tubes, digital detectors, accessories and image processing software and workstations for use in medical, scientific, and industrial settings, as well as for security and non-destructive testing.  Varian Medical Systems employs approximately 7,800 people who are located at manufacturing sites in North America, Europe, and China and approximately 70 sales and support offices around the world.  For more information, visit http://www.varian.com or follow us on Twitter.

Forward-Looking Statements

Except for historical information, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning industry or market outlook, including growth drivers; the company’s future orders, revenues, or earnings growth or other financial results; and any statements using the terms “should,” “believe,” “expect,” “outlook,” “will” or similar statements are forward-looking statements that involve risks and uncertainties that could cause the company’s actual results to differ materially from those anticipated. Such risks and uncertainties include global economic conditions; currency exchange rates and tax rates; the impact of the Affordable Health Care for America Act (including excise taxes on medical devices) and any further healthcare reforms (including changes to Medicare and Medicaid), and/or changes in third-party reimbursement levels; demand for and delays in delivery of the company’s products; the company’s ability to develop, commercialize and deploy new products; the company’s ability to meet Food and Drug Administration (FDA) and other regulatory requirements, regulations or procedures; changes in the regulatory environments; challenges associated with commercializing the company’s particle therapy business; the effect of adverse publicity; the company’s reliance on sole or limited-source suppliers; the impact of reduced or limited demand by purchasers of certain X-ray products; the company’s ability to maintain or increase margins; the impact of competitive products and pricing; the potential loss of key distributors or key personnel; challenges to public tender awards and the loss of such awards or other orders; and the other risks listed from time to time in the company’s filings with the Securities and Exchange Commission, which by this reference are incorporated herein. The company assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.

Varian Medical Systems Reports Results for Fourth Quarter of Fiscal Year 2016	Page 4

A summary of earnings and other financial information follows.

  Varian Medical Systems, Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings
(Unaudited)

(Dollars and shares in millions, except per share amounts)	Q4 QTR 2016	Q4 QTR 2015	Q4 YTD 2016	Q4 YTD 2015
Gross orders	$1,104.1	$1,224.0	$3,399.7	$3,619.2
Oncology Systems	897.3	918.7	2,723.6	2,696.9
Imaging Components	168.5	164.5	571.4	605.1
Other	38.3	140.8	104.7	317.2

Order Backlog	3,453.4	3,475.4	3,453.4	3,475.4

Revenues	912.5	817.8	3,217.8	3,099.1
Oncology Systems	678.5	632.6	2,457.1	2,344.0
Imaging Components	165.8	155.0	597.6	611.2
Other	68.2	30.2	163.1	143.9

Cost of revenues	524.5	499.6	1,856.5	1,816.4

Gross margin	388.0	318.2	1,361.3	1,282.7
As a percent of revenues	42.5%	38.9%	42.3%	41.4%

Operating expenses
Research and development	66.5	68.8	253.5	245.2
Selling, general and administrative	151.8	120.1	557.0	488.5

Operating earnings	169.7	129.3	550.8	549.0
As a percent of revenues	18.6%	15.8%	17.1%	17.7%

Interest income, net	1.4	2.0	5.7	5.7
Earnings before taxes	171.1	131.3	556.5	554.7
Taxes on earnings	53.3	32.2	153.8	142.7
Net earnings	117.8	99.1	402.7	412.0

Less: Net earnings attributable to noncontrolling interests	0.3	0.4	0.4	0.5
Net earnings attributable to Varian	$117.5	$98.7	$402.3	$411.5
As a percent of revenues	12.9%	12.1%	12.5%	13.3%

Net earnings per share – basic	$1.25	$1.00	$4.22	$4.13
Net earnings per share – diluted	$1.24	$0.99	$4.19	$4.09

Shares used in the calculation of net earnings per share:
Weighted average shares outstanding - basic	93.7	98.6	95.4	99.7
Weighted average shares outstanding - diluted	94.5	99.3	96.0	100.6

Varian Medical Systems Reports Results for Fourth Quarter of Fiscal Year 2016	Page 5

  Varian Medical Systems, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In millions)	September 30,	October 2,
	2016	2015 (1)(2)
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$843.5	$845.5
Short-term investments	95.3	-
Accounts receivable, net	891.8	770.9
Inventories	639.7	612.6
Prepaid expenses and other current assets	145.7	164.0
Total current assets	2,616.0	2,393.0

Property, plant and equipment, net	379.2	379.2
Goodwill	294.7	283.5
Intangible assets	104.7	72.6
Deferred tax assets	138.9	119.4
Other assets	282.5	331.0
Total assets	$3,816.0	$3,578.7

Liabilities, Redeemable Noncontrolling Interests and Equity
Current liabilities:
Accounts payable	$201.1	$202.9
Accrued liabilities	412.7	347.2
Deferred revenues and advance payments from customers	620.6	668.2
Short-term borrowings	329.6	108.4
Current maturities of long-term debt	50.0	50.0
Total current liabilities	1,614.0	1,376.7
Long-term debt	287.5	337.5
Other long-term liabilities	160.0	138.2
Total liabilities	2,061.5	1,852.4

Redeemable noncontrolling interests	10.3	-

Equity:
Varian stockholders’ equity:
Common stock	93.7	98.1
Capital in excess of par value	678.6	682.2
Retained earnings	1,069.0	1,017.8
Accumulated other comprehensive loss	(100.8)	(86.5)
Total Varian stockholders’ equity	1,740.5	1,711.6
Noncontrolling interests	3.7	14.7
Total equity	1,744.2	1,726.3
Total liabilities, redeemable noncontrolling interests and equity	$3,816.0	$3,578.7

(1)	The condensed consolidated balance sheet as of October 2, 2015 was derived from audited financial statements as of that date.
(2)	Certain amounts in the prior-year Condensed Consolidated Balance Sheet have been adjusted and reclassified to conform to the current-year presentation.

Varian Medical Systems Reports Results for Fourth Quarter of Fiscal Year 2016	Page 6

Discussion of Non-GAAP Financial Measures

This press release includes the following non-GAAP financial measures derived from our Condensed Consolidated Statements of Earnings: non-GAAP operating earnings, non-GAAP net earnings and non-GAAP diluted net earnings per share. These measures are not presented in accordance with, nor are they a substitute for U.S. generally accepted accounting principles, or GAAP. In addition, these measures may be different from non-GAAP measures used by other companies, limiting their usefulness for comparison purposes. The non-GAAP financial measures should not be considered in isolation from measures of financial performance prepared in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. We have provided a reconciliation of each non-GAAP financial measure used in this earnings release to the most directly comparable GAAP financial measure. We have not provided a reconciliation of non-GAAP guidance measures to the corresponding GAAP measures on a forward-looking basis due to the potential significant variability and limited visibility of the excluded items discussed below.

We utilize a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of our business, in making operating decisions, forecasting and planning for future periods, and determining payments under compensation programs. We consider the use of the non-GAAP measures to be helpful in assessing the performance of the ongoing operation of our business. We believe that disclosing non-GAAP financial measures provides useful supplemental data that, while not a substitute for financial measures prepared in accordance with GAAP, allows for greater transparency in the review of our financial and operational performance. We also believe that disclosing non-GAAP financial measures provides useful information to investors and others in understanding and evaluating our operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies. Non-GAAP operating earnings and non-GAAP net earnings exclude the following items:

Amortization of intangible assets: We do not acquire businesses and assets on a predictable cycle. The amount of purchase price allocated to intangible assets and the term of amortization can vary significantly and are unique to each acquisition or purchase. We believe that excluding amortization of intangible assets allows the users of our financial statements to better review and understand the historic and current results of our operations, and also facilitates comparisons to peer companies.

Acquisition-related expenses and benefits: We incur expenses or benefits with respect to certain items associated with our acquisitions, such as transaction costs, changes in the fair value of contingent consideration liabilities, gain or expense on settlement of pre-existing relationships, etc. We exclude such expenses or benefits as they are related to acquisitions and have no direct correlation to the operation of our on-going business.

Restructuring and impairment charges: We incur restructuring and impairment charges that result from events, which arise from unforeseen circumstances and/or often occur outside of the ordinary course of our on-going business. Although these events are reflected in our GAAP financials, these unique transactions may limit the comparability of our on-going operations with prior and future periods.

Separation costs: These expenses relate to the proposed separation of our imaging component business into a separate publicly traded company. These expenses consist primarily of third-party consulting fees, legal fees, and other expenses incurred to complete the separation. We exclude these separation costs because we do not believe they are reflective of on-going business and operating results.

Significant litigation charges or benefits and legal costs: We may incur charges or benefits as well as legal costs from time to time related to litigation and other contingencies. We exclude these charges or benefits, when significant, as well as legal costs associated with significant legal matters, because we do not believe they are reflective of on-going business and operating results.

We apply our GAAP consolidated effective tax rate to our non-GAAP financial measures, other than when the underlying item has a materially different tax treatment.

From time to time in the future, there may be other items that we may exclude if we believe that doing so is consistent with the goal of providing useful information to investors and management. Non-GAAP items are generally included in selling, general and administrative expenses, unless otherwise specified.

Varian Medical Systems Reports Results for Fourth Quarter of Fiscal Year 2016	Page 7

The following tables reconcile GAAP and non-GAAP financial measures:

Varian Medical Systems, Inc. and Subsidiaries

Reconciliation between GAAP and Non-GAAP Financial Measures

(Unaudited)

(Dollars and shares in millions, except per share amounts)	Q4 QTR 2016	Q4 QTR 2015	Q4 YTD 2016	Q4 YTD 2015
Non-GAAP adjustments
Amortization of intangible assets (1)	$3.3	$2.5	$12.1	$7.6
Restructuring charges	(0.3)	(0.1)	5.3	13.3
Legal expenses	3.4	2.6	24.6	2.6
Separation costs	11.4	-	16.9	-
Other (2)	1.6	1.0	5.9	3.3
Total Non-GAAP adjustments	19.4	6.0	64.8	26.8
Tax effects of Non-GAAP adjustments	(6.1)	(1.5)	(17.9)	(6.9)
Total net earnings impact from non-GAAP adjustments	$13.3	$4.5	$46.9	$19.9
Operating earnings reconciliation
GAAP operating earnings	$169.7	$129.3	$550.8	$549.0
Total operating earnings impact from non-GAAP adjustments	19.4	6.0	64.8	26.8
Non-GAAP operating earnings	$189.1	$135.3	$615.6	$575.8
Net earnings and diluted net earnings per share reconciliation
GAAP net earnings attributable to Varian	$117.5	$98.7	$402.3	$411.5
Total net earnings impact from non-GAAP adjustments	13.3	4.5	46.9	19.9
Non-GAAP net earnings	$130.8	$103.2	$449.2	$431.4
GAAP diluted net earnings per share	$1.24	$0.99	$4.19	$4.09
Non-GAAP diluted net earnings per share	$1.38	$1.04	$4.68	$4.29
Shares used in GAAP and non-GAAP diluted net earnings per share calculation	94.5	99.3	96.0	100.6

(1)	Includes $1.7 million, $0.3 million, $6.5 million and $0.7 million, respectively, in cost of revenues for the periods presented.
(2)	Other includes impairment charges and acquisition-related expenses and benefits.